PLEASE VOTE NOW

WE MUST RECEIVE YOUR VOTE BEFORE JUNE 30, 2022

IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN

Neuberger Berman Funds

Recently, we sent you proxy material regarding the Special Meeting of Shareholders that is scheduled for June 30, 2022. The Fund’s records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Funds to obtain a sufficient number of votes to hold the meeting as scheduled.

If you have any questions or would like to vote, please call the number listed below:

833-757-0738

Your vote is important no matter the size of your fund holdings. Please vote promptly so your vote can be received prior to the June 30th Special Meeting of Shareholders.

The Fund has made it very easy for you to vote. Choose one of the following methods:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before June 30, 2022.

Call the phone number above Monday – Friday, 9:00am – 10:00 pm, Eastern time to speak with a proxy specialist.

OR

Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.

THANK YOU FOR VOTING

To protect the health and safety of our employees, clients, and guests, Neuberger Berman requires that all visitors to our offices be fully vaccinated against COVID-19 (i.e., two weeks after the second dose in a two-dose series, or two weeks after a single-dose vaccine). As per the CDC, we encourage visitors to wear a mask indoors if in an area of substantial or high transmission.

As such, all shareholders that wish to attend the Special Stockholder Meeting in person must provide proof of vaccination when checking-in at Neuberger Berman’s office being visited. Proof can include physical card, photo/photocopy of a card, or mobile app, such as Excelsior Pass or Docket.

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